*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on March 11, 2016.

Meeting Information
EMCORE CORPORATION	Meeting Type: For holders as of:	Annual Meeting January 14, 2016
Date: March 11, 2016 Time: 8:00 AM PST
	Location:	Courtyard Los Angeles Pasadena/Old Town 180 North Fair Oaks Avenue Pasadena, California 91103

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT	2015 ANNUAL REPORT

How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before February 26, 2016 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

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Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors for a three-year term expiring at EMCORE’s 2019 Annual Meeting of Shareholders.

Nominees:

	01)	Rex S. Jackson
	02)	Jeffrey Rittichier

The Board of Directors recommends you vote FOR the following proposals:

2.	To ratify the appointment of KPMG LLP as EMCORE’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

3.	To approve, on an advisory basis, the executive compensation of EMCORE’s Named Executive Officers.

4.	To approve certain amendments to the EMCORE Corporation 2012 Equity Incentive Plan, including increasing the number of shares of common stock available for issuance under the plan by 500,000 shares.

NOTE: In the discretion of the proxies for such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Voting Instructions

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